Exhibit 99.2

BOARD OF DIRECTORS OF APAC CUSTOMER SERVICES, INC. FORMS SPECIAL COMMITTEE; SPECIAL COMMITTEE
APPOINTS ADVISORS

Bannockburn, IL, February 5, 2009 – The Board of Directors of APAC Customer Services, Inc. (Nasdaq: APAC) has formed a special committee of independent directors in order to review and evaluate the proposal from Tresar Holdings LLC to acquire all of the outstanding shares of common stock of APAC other than those shares held by Theodore G. Schwartz, the Company’s founder and current Chairman of the Board, and certain related holders. The special committee also has been authorized to review and evaluate any alternative proposals that may be received from other parties. The members of the special committee are Cindy K. Andreotti, John C. Kraft, Bhaskar Menon, John J. Park (Chairman) and John L. Workman.

The special committee has retained Credit Suisse Securities (USA) LLC as its financial advisor and Mayer Brown LLP as its legal advisor.

There can be no assurance that any agreement on financial and other terms satisfactory to the special committee will result from the committee’s evaluation of Tresar’s proposal or any other proposal that may be received, or that any transaction will be approved or completed.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (NASDAQ: APAC) is a leading provider of customer care services and solutions for market leaders in healthcare, business services, publishing, communications, travel and entertainment, and financial services industries. APAC partners with its clients to deliver custom solutions that enhance bottom-line performance. For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

Investor Relations
Lippert/Heilshorn & Associates
Harriet Fried, 212-838-3777
Vice President
hfried@lhai.com